EXHIBIT 99.2

Ameritrans Capital Corporation
747 Third Avenue, 4th Floor
New York, New York 10017

June 13, 2008

Dear Stockholder:

On June 12, 2008, the Board of Directors authorized a stock repurchase program (the “Repurchase Program”) for up to $1,000,000 worth of common stock, par value $0.0001 per share (the “Common Stock”), and/or shares of 9⅜ cumulative Participating Preferred Stock (the “Preferred Stock”) of Ameritrans Capital Corporation. (the “Company”). Under the terms of the Repurchase Program, the Company may repurchase its Common Stock and/or Preferred Stock in the open market from time-to-time as detailed below.

Pursuant to the Repurchase Program and applicable securities laws and regulations, the Repurchase Program will commence as soon as practicable.  The Company may terminate or limit the Repurchase Program at any time.

The Company and its Board of Directors believe the Repurchase Program is a productive and valuable use of capital. Thank you for your continued and steadfast support of our Company.

Sincerely,

/s/ Gary C. Granoff

Gary C. Granoff
Chairman of the Board of Directors, Chief Executive Officer, and Chief Financial Officer